Exhibit 99.1

News Release

22 West Washington Street	Telephone: +1 312 696-6000
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Illinois 60602

Media Contact:

Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

FOR IMMEDIATE RELEASE

Morningstar, Inc. Declares Regular Quarterly Dividend of 5 Cents Per Share

CHICAGO, May 17, 2011—The board of directors of Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today declared a quarterly dividend of 5 cents per share. The dividend is payable July 29, 2011 to shareholders of record as of July 15, 2011.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 390,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services and has nearly $140 billion in assets under advisement and management as of March 31, 2011. The company has operations in 26 countries.

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©2011 Morningstar, Inc. All rights reserved.

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